SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Players International, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                    [INSERT NAME OF FILER WHEN APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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


                          PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401

                            ------------------------
                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                 TO BE HELD ON NOVEMBER 14, 1996 AT 10:00 A.M.
                     AT RENAISSANCE ST. LOUIS HOTEL-AIRPORT
                            9801 NATURAL BRIDGE ROAD
                           ST. LOUIS, MISSOURI 63134
                            ------------------------

     The Annual Meeting of Stockholders (the 'Meeting') of Players International, Inc. (the 'Company') will be held on Thursday, November 14, 1996 at Renaissance St. Louis Hotel-Airport, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to elect nine directors to hold office as specified in the proxy statement.

     The close of business on September 16, 1996 has been fixed as the record date for the Meeting. Only stockholders of record as of the close of business on such date will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

     You are cordially invited to attend the Meeting. If you do not expect to attend the Meeting in person, please mark, sign and date the enclosed proxy and mail it promptly to the Secretary in the enclosed envelope. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                         Peter J. Aranow
                                         Secretary

September 25, 1996

                          PLAYERS INTERNATIONAL, INC.
                        1300 ATLANTIC AVENUE, SUITE 800
                        ATLANTIC CITY, NEW JERSEY 08401

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          THURSDAY, NOVEMBER 14, 1996
                            ------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Players International, Inc. (the 'Company') for use at the Company's Annual Meeting of Stockholders (the 'Meeting') to be held on Thursday, November 14, 1996 at 10:00 a.m. at Renaissance St. Louis Hotel-Airport, 9801 Natural Bridge Road, St. Louis, Missouri 63134, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders commencing on or about September 30, 1996.

     The Board of Directors does not intend to bring any matters before the Meeting except those indicated in this notice and does not know of any matter that anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted 'FOR' the nominees of the Board of Directors in the election of directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                      RECENT SENIOR MANAGEMENT CHANGES AND
                        EXPANSION OF BOARD OF DIRECTORS

     On September 9, 1996, the Company announced senior management changes, including the retirement of co-founders Edward Fishman and David Fishman and the promotion of John Groom to Chief Operating Officer, and the addition of four new directors effective October 1, 1996, Jay Green, Merv Griffin, Charles Masson and Earl Webb. Subsequent to his nomination to the Board of Directors of the Company and prior to commencement of his term as director, Mr. Griffin advised the Company that the extent of his existing commitments would make it difficult for him to begin service as a director during the next few months. Accordingly, Mr. Griffin asked that the Company not proceed with his nomination at this time and proposed that Mr. Lawrence Cohen be nominated in lieu thereof. Mr. Cohen currently serves as Executive Vice President and Chief Financial Officer of The Griffin Group, a corporation controlled by Mr. Griffin and a significant stockholder of the Company. On September 25, 1996, the Company's Board of Directors elected Mr. Cohen to serve on the Board effective October 1, 1996 and agreed to nominate Mr. Cohen for election to the Company's Board in this proxy statement in lieu of electing and nominating Mr. Griffin for Board service. Edward Fishman has been nominated by the Board of Directors for election to the Board of Directors and, if so elected, will serve as Chairman of the Board until the next annual meeting of stockholders. See 'Outstanding Shares, Voting Rights and Stockholdings of Certain Persons,' 'Election of Directors' and 'Executive Severance and Change of Control Agreements.'

                       OUTSTANDING SHARES, VOTING RIGHTS
                      AND STOCKHOLDINGS OF CERTAIN PERSONS

     At the close of business on September 16, 1996, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 29,859,544 shares of the Company's common stock, par value $.005 per share (the 'Common Stock'), the only class of voting securities outstanding. Only the record holders of such Common Stock as of the close of business on September 16, 1996 will be entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Shares presented at the Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast and therefore, abstentions and broker non-votes will have no impact on such vote. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting. All information concerning Common Stock presented herein reflects the effects of a three-for-two Common Stock split that was paid on May 19, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on September 19, 1996, certain information with respect to the beneficial ownership of Common Stock (i) by each director and executive officer of the Company, (ii) by all executive officers and directors, as a group, (iii) by each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the 'Exchange Act'), of more than 5% of the Common Stock and (iv) by each Director nominee who was not formally serving as a Director on September 19, 1996. As noted below, certain ownership information is presented as of December 31, 1995, the last date for reporting significant ownership positions by certain institutions under Securities and Exchange

Commission ('SEC') rules. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY       PERCENT OF CLASS
NAME OF BENEFICIAL OWNER(1)                                          OWNED         BENEFICIALLY OWNED
---------------------------                                    -----------------   ------------------
The Griffin Group, Inc.......................................        4,267,350(2)            13.5%
Lawrence Cohen...............................................          221,100(3)               *
Edward Fishman...............................................        1,704,245(4)             5.7%
David Fishman................................................          867,632(5)             2.9%
Thomas E. Gallagher..........................................        1,051,050(6)             3.5%
Marshall S. Geller...........................................          184,627(7)               *
Howard Goldberg..............................................          778,880(8)             2.6%
Jay M. Green.................................................               --                 --
Charles M. Masson............................................               --                 --
Steven P. Perskie............................................           18,000(9)               *
Lee Seidler..................................................          145,250(10)              *
Earl E. Webb.................................................               --                 --
Henry M. Applegate, III......................................               --                 --
Peter J. Aranow..............................................          263,000(11)              *
John Groom...................................................          106,500(12)              *
All directors and executive officers as a group (10
  persons)...................................................        5,129,174(13)           15.9%
Chancellor Capital Management, Inc...........................        2,327,050(14)            7.8%
Neuberger & Berman L.P.......................................        1,539,600(15)            5.2%

------------------

* Less than 1%.

  (1) The address of The Griffin Group is 780 Third Avenue, Suite 1801, New York, New York 10017. The address for David Fishman is c/o Don Russell, CPA, 6400 Canoga Avenue Suite 312, Woodland Hills, California 91367. The address for each of Thomas Gallagher and Lawrence Cohen is c/o The Griffin Group, Inc. ('Griffin Group'), 780 Third Avenue, Suite 1801, New York, New York 10017. The address of Edward Fishman, Howard Goldberg, John Groom, Peter Aranow, Henry M. Applegate, III and Steven Perskie is c/o Players International, Inc., 1300 Atlantic Avenue, Suite 800, Atlantic City, New Jersey 08401. The address of Marshall Geller is c/o Geller & Friend Capital Partners, Inc., 1875 Century Park East, #2300, Los Angeles, California 90067. The address of Lee Seidler is c/o Bear Stearns & Co. Inc., 12th Floor -- Research, 245 Park Avenue, New York, New York 10167. All of the individuals named in the table, except John Groom, Peter J. Aranow and Henry M. Applegate, III, are directors of the Company as of September 16, 1996.
  (2) Based upon information contained in Amendment No. 2 to Schedule 13D, dated March 7, 1995, as filed with the SEC. Includes 1,680,000 shares that are subject to license warrants that were issued pursuant to a License and Service Agreement (the 'License Warrants'). The holdings do not include the holdings of Mr. Thomas Gallagher, President of The Griffin Group, or Lawrence Cohen, Executive Vice President and Chief Financial Officer of The Griffin Group.
  (3) Includes 105,000 shares subject to License Warrants.
  (4) Includes 240,000 shares that are subject to options that are exercisable within 60 days of September 19, 1996 ('currently exercisable') and 60,000 shares held in trust in the name of Edward Fishman's children. Also includes 214,286 shares, as of the close of business on September 19, 1996, that could have been acquired pursuant to a Retirement Agreement, subject to the consent of the Company. See 'Executive Compensation--Employment, Severance and Change of Control Agreements.' Under such agreement, the number of shares potentially issuable pursuant to such right changes with increases and decreases in the Company's Common Stock at the then existing fair market value for such shares.
  (5) Includes 352,500 shares that are subject to currently exercisable options. Also includes 214,286 shares, as of the close of business on September 19, 1996, that could have been acquired pursuant to a Retirement Agreement, subject to the consent of the Company. See 'Executive Compensation--Employment, Severance and Change of Control Agreements.' Under such agreement, the number of shares potentially issuable pursuant to such right

                                              (Footnotes continued on next page)

(Footnotes continued from previous page) changes with increases and decreases in the Company's Common Stock at the then existing fair market value for such shares.
  (6) Includes 101,250 shares that are subject to currently exercisable options and 315,000 shares subject to currently exercisable License Warrants.
  (7) Includes 119,127 shares subject to currently exercisable options.
  (8) Includes 35,217 shares held in trust and in the name of Mr. Goldberg's children and father-in-law and 476,250 shares that are subject to currently exercisable options.
  (9) Includes 10,000 shares subject to currently exercisable options.
 (10) Includes 101,250 shares that are subject to currently exercisable options.
 (11) Includes 248,000 shares subject to currently exercisable options.
 (12) Represents shares purchased with personal funds.
 (13) Includes 1,933,377 shares that are subject to currently exercisable options and warrants.
 (14) Reflects holdings as of December 31, 1995 reported in Schedule 13G filed with the SEC. The beneficial owner's address is 1166 Avenue of the Americas, New York, New York 10036. Beneficial ownership of the shares listed herein by Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment advisors for various fiduciary accounts, consists exclusively of sole voting and dispositive power.
 (15) Reflects holdings as of December 31, 1995 reported in Schedule 13G filed with the SEC. The beneficial owner's address is 605 Third Avenue, New York, New York 10158-3698. Includes 44,700 shares subject to sole voting power and 1,539,600 shares subject to sole dispositive power. Partners of Neuberger and Berman L.P. have disclaimed ownership of certain of the shares reported herein.

                             ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect nine directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Stockholders in 1997 and until their respective successors shall have been duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted 'FOR' the election of the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named. Stockholders are not entitled to vote cumulatively in electing directors.

     Each nominee has consented to being named in the proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

     Each Company director may be required to be licensed or qualified to serve as a director of the Company by the gaming regulatory authorities in the jurisdictions in which the Company does business. All nominees, except Lawrence Cohen, Jay M. Green, Charles M. Masson and Earl E. Webb, are incumbent directors who have already met these requirements with respect to the Company, and Messrs. Cohen, Green and Masson have been licensed or otherwise approved to be involved in gaming companies by regulators in one or more jurisdictions. In the event that any regulatory authority having jurisdiction over the Company finds a director unsuitable for directorship, the director shall become ineligible to serve on the Board of Directors and a majority of the remaining directors may appoint a qualified replacement to serve as a director until the next annual meeting of stockholders.

     The nominees for election as directors, together with certain information about them, are as follows:

                                                  PRESENT POSITION(S)                      DIRECTOR
DIRECTOR NAME                                      WITH THE COMPANY                          SINCE         AGE
-------------                                     -------------------                      ---------      ---
Lawrence Cohen................  Director(1)                                                   1996         38
Edward Fishman................  Chairman of the Board of Directors                            1985         53
Thomas E. Gallagher...........  Director(2)(3)                                                1992         51
Marshall S. Geller............  Director(2)(3)                                                1989         57
Howard A. Goldberg............  President, Chief Executive Officer and Director               1986         51
Jay M. Green..................  Director(1)                                                   1996         49
Charles M. Masson.............  Director(1)                                                   1996         43
Lee Seidler...................  Director(2)(3)                                                1987         61
Earl E. Webb..................  Director(1)                                                   1996         40

------------------

 (1) These nominees were elected to the Board of Directors effective October 1, 1996. Following election at the Meeting, it is anticipated that Messrs. Cohen, Green, Masson and Webb will be appointed to one or more committee assignments.

 (2) Member of the Audit Committee, of which Mr. Seidler is Chairman.

 (3) Member of the Compensation Committee, of which Mr. Gallagher is Chairman.

     LAWRENCE COHEN has been Executive Vice President and Chief Financial Officer of Griffin Group since 1988. From 1986 to 1988 he was Assistant Corporate Controller of Columbia Pictures Entertainment, Inc. Prior to 1986, Mr. Cohen was with the accounting firm of Paneth, Haber & Zimmerman. He has served since 1994 as a Director of Resorts International Hotel, Inc., a subsidiary of Griffin Gaming & Entertainment, Inc., a publicly traded company formerly known as Resorts International, Inc., which owns and operates a casino hotel in Atlantic City, New Jersey ('GG&E'). From 1994 until July 1996, Mr. Cohen served as a Director of Liberty Broadcasting, Inc., a privately held broadcasting company.

     EDWARD FISHMAN has served as Chairman of the Board of the Company since 1985. He served as Chief Executive Officer from 1985 until December 1995 and served as President during May 1993. Prior to his retirement as an active Company employee in September 1996, his principal activities for the Company related to marketing, long-range development and strategic planning. He has 18 years of marketing experience in the casino industry and he has served as a marketing and strategic planning consultant to casinos throughout the world.

     THOMAS E. GALLAGHER has been President and Chief Executive Officer of Griffin Group since April 1992. Since November 1, 1993, he has served as a director, and since May 1995, he has served as President and Chief Executive Officer of GG&E. For the preceding 15 years, he was a partner in the law firm of Gibson, Dunn & Crutcher.

     MARSHALL S. GELLER is the Chairman, Chief Executive Officer and founding partner of Geller & Friend Capital Partners, Inc., a merchant banking investment company. He was formerly interim President and Chief Operating Officer of the Company from November, 1992 through April, 1993 and now serves as a member of the Compensation Committee, of which he was Chairman from September 1995 to September 1996. From 1991 through 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg & Geller, Inc., a merchant banking investment firm. Mr. Geller served as Vice Chairman of Gruntal & Co. Inc., an investment banking firm, from 1988 to 1990. From 1967 until 1988, he was a Senior Managing Director of Bear Stearns & Co. Inc., an investment banking firm ('Bear Stearns'). He is currently a director, and was formerly the interim Co-Chairman, of Hexcel Corporation. Mr. Geller is a director of Value Vision International, Inc. and serves as Chairman of its Investment Committee. He also serves on the Boards of Ballantyne of Omaha, Inc., Styles-on-Video, Inc. and Dycam, Inc.

     HOWARD A. GOLDBERG became President and Chief Operating Officer of the Company in May 1993, and then became Chief Executive Officer in December 1995. Prior to joining the Company, he was the managing shareholder practicing law in the Atlantic City, New Jersey law firm of Horn, Goldberg, Gorny, Plackter & Weiss ('Horn, Goldberg'), which has represented the Company since its inception. Since the advent of casino gaming in Atlantic City, Mr. Goldberg specialized in representing casinos in New Jersey and other jurisdictions for development and regulatory matters. Mr. Goldberg's name remains a part of the firm name of Horn, Goldberg, but he does not currently engage in any firm-related activities or matters. The amount of any payments due to him from the firm is not affected by or dependent upon fees paid by the Company to the Horn, Goldberg.

     JAY M. GREEN has been the Chief Financial Officer and Treasurer of Culbro Corporation ('Culbro'), a diversified consumer and industrial products company, since 1988. He also served as Chairman of the Board of The Eli Witt Company, a Culbro subsidiary, from February 1993 to August 1995, and, prior to 1988, as Vice President and Controller of Columbia Pictures Entertainment, Inc. He has served as a Director of GG&E, Inc. since 1994.

     CHARLES M. MASSON is an independent consultant and has been President of McCloud Partners, a private advisory firm in New York City, since 1993. He served as the Chairman of the Board of Directors of Cadillac Fairview Corporation Limited, a real estate management and development company, from September 1994 through August 1995; as a director of Salomon Brothers Inc from 1991 through May 1993, and as Vice President of Salomon Brothers Inc from 1983 through 1990. He has been a director of GG&E since 1994 and is also a director of Color Tile, Inc.

     LEE SEIDLER is a private investor. He is affiliated with Bear Stearns as Managing Director Emeritus. From 1981 to 1989, he was a Senior Managing Director of Bear Stearns. He is a Director of Synthetic Industries, Inc., The Shubert Organization, Inc. and The Shubert Foundation.

     EARL E. WEBB is the head of LaSalle Partners' Investment Banking Group, which provides real estate acquisition, disposition and financing services to clients that include domestic and foreign corporations, pension funds, developers and financial institutions. He serves on the Board of Directors of LaSalle Partners and as a member of its Management Committee.

     Howard Goldberg and Lee Seidler are brothers-in-law.

     Messrs. Cohen, Gallagher, Green and Masson currently hold the positions described above with GG&E and its affiliates pending the completion of the previously announced merger between GG&E and Sun International Hotels Limited ('Sun International').

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has permanent Audit and Compensation Committees. The membership and chairmanship of each of these Committees are determined from time to time by the Board of Directors. However, only directors who are not employed by the Company ('Non-employee Directors') may serve on the Audit Committee and the Compensation Committee.

     The Audit Committee held seven (7) meetings during the fiscal year ended March 31, 1996 ('Fiscal 1996') and the Compensation Committee held seven (7) meetings during Fiscal 1996. During the course of Fiscal 1996, the members of both Committees also held informal discussions about Committee business.

     The Audit Committee's functions include: providing an avenue of communication among the Company's independent accountants, its management and the Board of Directors; recommending independent accountants and approving their compensation and services; considering the audit scope and plan; reviewing with management and the independent accountants the annual financial statements and matters relating to the audit; reviewing other matters relating to the Company's auditing procedures, and reviewing the adequacy of various internal controls and procedures. The Company's Internal Audit Department reports directly to the Audit Committee. The Audit Committee continually reviews the plans, scope and work of the Internal Audit Department.

     The Compensation Committee's functions include: making recommendations regarding all forms of compensation to be paid to the executive officers; establishing goals for executive compensation policies and monitoring the extent to which performance by executive officers fulfills such goals; and administering the Company's various stock option and stock incentive plans, including the determination of awards to be made under such plans.

     The Board of Directors does not have a standing Nominating Committee. The functions of a nominating committee are carried on by the Board of Directors as a whole.

     The Company's Board of Directors met fifteen (15) times during Fiscal 1996, including telephonic meetings. No member of the Board of Directors participated in fewer than 93% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Edward Fishman, the Company's Chief Executive Officer from April 1 to December 1995, and Howard Goldberg, the Company's Chief Executive Officer thereafter, and to each of the Company's other four most highly compensated executive officers as of March 31, 1996 (collectively, the 'Named Executives'):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION          ------------------------
                         FISCAL YEAR  -----------------------------------                 SECURITIES      ALL OTHER
NAME AND PRINCIPAL         ENDING                             OTHER ANNUAL   RESTRICTED   UNDERLYING    COMPENSATION
    POSITION              MARCH 31,      SALARY      BONUS    COMPENSATION   STOCK AWARD    OPTIONS          (1)
-----------------------  -----------  -----------  ---------  -------------  -----------  -----------  ---------------
Edward Fishman ........     1996       $500,000           --    $ 2,000(1)           --          -0-             --
  Chairman of the           1995        500,000    $ 250,000         --              --      600,000(2)          --
  Board and Director        1994        325,000      437,500         --              --           --      $   5,175
David Fishman .........     1996       $500,000           --    $ 2,000(1)           --          -0-      $   4,074(3)
  Vice Chairman of          1995        500,000    $ 250,000         --              --      600,000(2)      13,400
  the Board and             1994        325,000      437,500         --              --           --          3,645
  Director
Howard Goldberg .......     1996       $500,000           --    $ 2,000(1)           --          -0-      $   4,842(3)
  President, Chief          1995        500,000    $ 250,000         --              --      600,000(2)       6,088
  Executive                 1994        283,214(4)   437,500    $ 5,500(5)     $887,500(6)   431,250(7)       3,595
  Officer and Director
Peter J. Aranow .......     1996        350,000           --         --              --       25,000(8)   $   6,464(3)
  Executive Vice            1995        300,000    $ 150,000         --              --       45,000(9)       4,404
  President -- Finance      1994        170,470(4)   250,000         --        $177,500(10)  225,000(11)      3,705
Steven P. Perskie .....     1996       $325,000           --         --              --       25,000(8)          --
  Executive Vice            1995        122,019(4) $ 150,000         --              --      150,000(12)  $   6,079
  President, General        1994             --           --         --              --           --             --
  Counsel and Director

------------------

 (1) Represents monthly compensation of $1,000 (beginning February 1, 1996) to cover miscellaneous out-of-pocket travel and entertainment expenditures.

 (2) Includes 150,000 shares subject to options granted on April 14, 1994, with an exercise price of $11.50 per share and 450,000 shares subject to options granted on March 1, 1995, with an exercise price of $16.50 per share. With respect to each of the Messrs. Fishman, 150,000 options to purchase Common Stock at $11.50 per share and 90,000 options to purchase Common Stock at $16.50 per share will remain outstanding for certain specified periods following September 9, 1996, and the remaining options depicted above expired unexercised. Mr. Goldberg's options depicted above are subject to repricing and cancellation. See '-- Fiscal 1997 Option Repricing' and '-- Employment, Severance and Change of Control Agreements.'

 (3) Represents the following life insurance premium payments made by the Company during Fiscal 1996 with respect to policies for which the beneficiary is not the Company: David Fishman ($4,074); Howard Goldberg ($3,595); and Peter Aranow ($2,519). Also includes additional disability income protection for Mr. Goldberg ($1,247) and Mr. Aranow ($3,945).

 (4) Represents fiscal year compensation following May 19, 1993 for Howard Goldberg, May 26, 1993 for Peter Aranow and May 2, 1994 for Steven Perskie, the dates when each became an officer.

 (5) Represents directors fees before Howard Goldberg became an officer.

 (6) Represents restricted stock grant of 75,000 shares of Common Stock awarded to Howard Goldberg upon his joining the Company as an officer, valued at $11.83 per share, the fair market value of the shares on the date of award. The value of such award as of March 31, 1996 was $713,672.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
 (7) Includes 375,000 shares subject to options granted on May 19, 1993 with an exercise price of $11.83 per share, which were fully exercisable as of, and subject to repricing and cancellation on, September 19, 1996. See '-- Fiscal 1997 Option Repricing.' Also includes 56,250 shares subject to options which were granted to Howard Goldberg while he served as a Non-employee Director, before he became President of the Company.

 (8) Includes 25,000 shares subject to options granted on November 17, 1995 with an exercise price of $13.56 per share. Mr. Perskie's options depicted above are subject to repricing and cancellation. See '-- Fiscal 1997 Option Repricing.'

 (9) Includes 45,000 shares subject to options granted on April 14, 1994, with an exercise price of $11.50. The options vest 20% on each of the first and second anniversaries of the date of the grant, respectively, and the remaining 60% of the options vest on the third anniversary of the date of grant.

 (10) Represents restricted stock grant of 15,000 shares of Common Stock awarded to Peter Aranow upon his joining the Company as an officer, valued at $11.83 per share, the fair market value of the shares on the date of award. The value of such award as of March 31, 1996 was $142,734.

 (11) Represents grant of options to purchase 225,000 shares on May 26, 1993 with an exercise price of $11.83 per share. The options vest in equal monthly installments over 36 months.

 (12) Includes 150,000 shares subject to options granted on May 2, 1994, with an exercise price of $13.25 per share. All of these options are subject to repricing and cancellation. See '-- Fiscal 1997 Option Repricing.'

      No other annual compensation or long-term incentive plan payouts were paid during the fiscal year ending March 31, 1996.

STOCK OPTION GRANTS

     The following table relates to options granted to the Named Executives during the fiscal year ended March 31, 1996.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                         REALIZABLE VALUE
                                                 INDIVIDUAL GRANTS                      AT ASSUMED ANNUAL
                                ---------------------------------------------------          RATES OF
                                             % OF TOTAL                                    STOCK PRICE
                                               OPTIONS                                   APPRECIATION FOR
                                             GRANTED TO      EXERCISE                      OPTION TERMS
                                 OPTIONS    EMPLOYEES IN       PRICE     EXPIRATION  ------------------------
             NAME                GRANTED     FISCAL YEAR     PER SHARE      DATE         5%           10%
             ----               ---------  ---------------  -----------  ----------  -----------  -----------
Edward Fishman ...............         --        --               --            --           --           --
David Fishman ................         --        --               --            --           --           --
Howard Goldberg ..............         --        --               --            --           --           --
Peter J. Aranow ..............     25,000(1)      5.4%        $13.56      11/17/02(1)  $ 98,004    $ 217,922
Steven P. Perskie ............     25,000(1)(2)   5.4%         13.56      11/17/02(1)    98,004      217,922

------------------
 (1) Options vest in 20% increments on each of the first through fifth anniversaries of November 17, 1996. These options expire on November 17, 2001 except for the final vested increment, which expires one year following vesting, on November 17, 2002.
 (2) These options are subject to repricing and cancellation. See '-- Fiscal 1997 Option Repricing.'

STOCK OPTION EXERCISES

     The following table relates to options exercised during the fiscal year ended March 31, 1996 and options outstanding at the year end.

                      AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

                                                              NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT            IN-THE-MONEY OPTIONS
                                    SHARES                      MARCH 31, 1996(2)         AT MARCH 31, 1996(3)
                                  ACQUIRED ON     VALUE     --------------------------  -------------------------
              NAME                 EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
              ----                -----------  -----------  -----------  -------------  -----------  ------------
Edward Fishman .................          --           --      120,000       480,000             --           --
David Fishman ..................          --           --      345,000       480,000      $ 734,760           --
Howard Goldberg ................    45,000(4)    $674,187      538,750       492,500        183,690           --
Peter J. Aranow ................          --           --      221,500        73,500             --           --
Steven P. Perskie ..............          --           --       30,000       145,000             --           --

------------------

(1) Based upon the difference between the Nasdaq National Market closing quotation for the Common Stock and the exercise price on the date of exercise multiplied by the number of shares acquired upon exercise.

(2) Certain of the following unexercised options as of the end of Fiscal 1996 are subject to repricing and cancellation or expiration. See 'Executive Compensation -- Summary Compensation Table,' Notes 2, 7, 8, and 12, '--Fiscal 1997 Option Repricing' and '-- Employment, Severance and Change of Control Agreements.'

(3) Based upon the aggregate sum of the positive difference between the Nasdaq National Market closing quotation for the Common Stock on March 31, 1996 and the exercise price for each option.

(4) Represents the exercise of stock options that were granted to Mr. Goldberg for services rendered as a Non-employee Director, before he became an executive of the Company.

FISCAL 1997 OPTION REPRICING

     On September 19, 1996, the Compensation Committee of the Board of Directors authorized an option repricing and exchange program concerning certain outstanding stock options of key employees and executive officers who are critical to the Company's future success in order to provide a meaningful long-term incentive compensation opportunity in light of recent trading prices for the Common Stock. The repricing program was approved on September 19, 1996 at exercise prices equal to at least a ten percent (10%) premium above the then-prevailing price of Common Stock ($7.70 per share, based upon the September 19, 1996 closing quotation of $7.00 for Common Stock on the Nasdaq National Market). On such date, the Company also authorized new stock option grants for certain executive officers and key employees.

     Among the Named Executives, the Compensation Committee authorized Howard Goldberg to exchange stock options to purchase 375,000 shares of Common Stock at an exercise price of $11.83 per share for 375,000 stock options with an exercise price per share of $7.70 and stock options to purchase 600,000 shares of Common Stock at a weighted average exercise price of $15.25 per share for options to purchase 225,000 shares of Common Stock at $8.47 per share, and Mr. Perskie to exchange options to purchase 175,000 shares of Common Stock at a weighted average exercise price of $13.30 per share for options to purchase 50,000 shares of Common Stock at an exercise price of $7.70 per share. Excluding Named Executives, the Company permitted key employees to exchange an aggregate of 292,900 stock options with exercise prices ranging from $11.17 to $19.75 per share for an aggregate of 192,300 stock options with an exercise price of $7.70 per share.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     Edward Fishman and David Fishman Agreements. On September 9, 1996, the Company announced senior management changes and an expansion of its Board of Directors, and in connection therewith, Edward Fishman and David Fishman (the 'Fishmans') retired from the Company and executed separate agreements which became effective on September 17, 1996 (the 'Retirement Agreements').

     Each of the Retirement Agreements provides the Fishmans with severance benefits equal to the salary, bonus and fringe benefits, perquisites and retirement accruals which approximate the amounts the Fishmans may have been entitled to receive during the succeeding three years assuming employment continued with the Company and based upon such amounts and benefits paid to each of the Fishmans for the preceding three years. See 'Executive Compensation--Summary Compensation Table.' The cash amounts associated therewith are payable in four equal installments of $500,000, less tax withholding, as of September 17, 1996 and on each of the three succeeding anniversaries (the 'Installment Payments'), subject to acceleration in certain events described below. With regard to each of the Fishmans, the Company accelerated the vesting of outstanding options to purchase 90,000 shares of Company Common Stock at $11.50 per share, which options were scheduled to vest in full on April 14, 1997. The Company also agreed that Edward Fishman could exercise currently exercisable options through September 9, 1997, and that David Fishman could exercise currently exercisable options for a one-year period following the cessation of consulting services (i.e., until the earlier of March 31, 1997 or the opening of the Company's Maryland Heights casino development project) to be provided pursuant to his Retirement Agreement. The Retirement Agreements also provide for continuation, at current cost levels, of long-term care insurance and medical insurance through age 65, with any increases in future premiums payable by each of the Fishmans.

     The Retirement Agreements provide that, subject to the consent of the Company, each of the Fishmans may request in writing at any time, and from time to time, that all or any unpaid Installment Payment which is due or scheduled to become due in the future be paid currently in the form of shares of Common Stock if written notice of such election is delivered to the Company (which, when given, represents the 'Stock Election Date') and such election is not revoked prior to the close of business on the fourth trading day following the Stock Election Date (the 'Stock Payment Date'). Any payment so authorized by the Company in the form of Common Stock (a 'Stock Payment') would be made based upon the following fair market valuation methodology: the number of shares issuable pursuant to a Stock Payment shall be determined based on the average reported high and low trading prices of the Common Stock for each of the five trading days beginning on the Stock Election Date and ending on the Stock Payment Date, less applicable tax withholding; and any Stock Payment which satisfies part of, but not all of, the total aggregate outstanding Installment Payment shall be deemed to satisfy Installment Payment amounts in their reverse order of due date.

     The Fishmans may also be entitled to accelerated payment of any outstanding Installment Payment, which amount shall be payable at the election of the Fishmans in a lump sum payment in cash or Company Common Stock, in the event of a change in control of the Company (as defined in the Retirement Agreements). The Fishmans have agreed to become subject to certain confidentiality, non-solicitation and non-competition agreements, as part of the Retirement Agreements, which prohibit (i) the misuse of Company confidential information,
(ii) the solicitation, hiring, or the encouragement of any solicitation or hiring of any managerial or high-level Company employee for one year following execution of the Retirement Agreements and (iii) competition with the Company within certain geographic limits for one year following execution of the Retirement Agreements.

     Agreements Presently Subject to Negotiation. In May of 1996, the employment contracts of Howard Goldberg, President and Chief Executive Officer, and Peter Aranow, Executive Vice President--Finance, expired. The Company is presently engaged in discussions with Messrs. Goldberg and Aranow in order to enter into employment contracts, which in general would provide for an overall reduction in compensation relative to past contractual amounts and Fiscal 1996 compensation and contain severance and change of control payment provisions.

     Steven P. Perskie Agreement. Steven P. Perskie has an employment agreement with the Company for a three-year term ending May 1, 1997, to serve as Executive Vice President and General Counsel. Mr. Perskie and the Company have agreed to enter into a new agreement effective December 1, 1996 pursuant to which Mr. Perskie will perform consulting services for the Company over a two-year period for a monthly fee of $10,000 and surrender all of his outstanding stock options for new stock options to purchase 50,000 shares of Common Stock at $7.70 per share. See '-- Fiscal 1997 Option Repricing.' This agreement will supersede Mr. Perskie's existing employment agreement.

STOCK PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended March 31, 1996 with the cumulative return on the Dow Jones Casinos Index ('DJ Casinos Index') and the Standard & Poor's 500 Stock Index ('S&P 500').


                                     [CHART]





                          TOTAL RETURN TO STOCKHOLDERS
                             (DIVIDENDS REINVESTED)

     The following table illustrates various returns for the Company's Common Stock, the S&P 500 and the DJ Casinos Index, assuming $100 was invested in the Company's Common Stock on March 31, 1991 in each of the foregoing indices and assumes the reinvestment of any dividends (no dividends have been paid on the Company's Common Stock).

-------------------------------------------------------------------------------------------------------------------------------
                                                                    3/91       3/92       3/93       3/94       3/95       3/96
-------------------------------------------------------------------------------------------------------------------------------
Players International, Inc......................................     100        93         325        594        808        613
-------------------------------------------------------------------------------------------------------------------------------
S&P.............................................................     100        111        128        130        150        198
-------------------------------------------------------------------------------------------------------------------------------
DJ Casinos......................................................     100        139        192        239        274        342
-------------------------------------------------------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Pursuant to SEC rules, the Compensation Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement addressing the Company's executive compensation policies for Fiscal 1996. The Compensation Committee is composed of three non-employee directors of the
Company: Marshall Geller (Chairman from September 1995 to September 1996), Thomas Gallagher (Chairman from September 1996 to date) and Lee Seidler. See 'Compensation Committee Interlocks and Insider Participation.'

COMPENSATION POLICIES

     The Company's compensation package consists currently of the following major components: base salary, performance bonuses, stock options and stock awards.

     The Company's compensation policies for its senior executives are intended to further the interests of the Company and its stockholders by encouraging the growth of its business and its earnings on a stable and consistent basis through securing, retaining and motivating management employees of high caliber who possess skills useful to the development and growth of the Company. The Company periodically assesses the compensation paid to its executives in order to maximize the extent to which compensation may be deducted, for tax purposes, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The compensation package awarded to the Company's three principal executive officers during Fiscal 1996 reflected the historical view of its Board of Directors during the past year that the Company's Chairman, Vice Chairman and President worked essentially as a team, with each of them contributing his own area of expertise to the Company. For this reason, the Company established and maintained similar base compensation for each of these officers during the year. In prior years, when individual efforts merited additional recognition, the Company supplemented the normal compensation package with awards of additional compensation such as stock options or bonuses. No such awards were made in Fiscal 1996 to the Company's three principal executive officers.

     During Fiscal 1996 the Company's administrative offices were relocated to Atlantic City and Howard Goldberg was named Chief Executive Officer, with the responsibility to consolidate and streamline the Company's management functions and structures.

BASE COMPENSATION

     The base compensation paid to the Company's officers is influenced significantly by the need to attract and retain management employees with high levels of expertise. Moreover, the casino industry is continuing to undergo growth within existing jurisdictions, as well as the periodic expansion into new locations. This requires the Company to compete with other companies, some with greater resources or locations perceived to be more desirable for relocation than those of the Company, for the availability and services of a limited pool of experienced and skilled managers. As employment opportunities have increased within the gaming industry, the demand for senior managers has often exceeded the supply of available skilled personnel.

     The Compensation Committee has continued to review publicly available information in the casino industry to determine the level of base compensation necessary to remain competitive and to accomplish the goal of attracting and retaining high caliber senior executives. The Compensation Committee believes that the base compensation paid to its senior executives during Fiscal 1996 was in the upper middle range of compensation for comparable positions in the casino industry.

     As noted in the last annual report of the Compensation Committee, during Fiscal 1995 the Compensation Committee and Company management implemented a decision to eliminate the concept of 'guaranteed' bonus payments for senior managers and establish base salaries at levels designed to take into account the responsibilities and expectations placed upon these executives. During the course of Fiscal 1996 several senior executives were added to the Company's management, as part of a concerted effort to strengthen and broaden the Company's administration of its existing properties. In the opinion of the Compensation Committee, the levels of base compensation paid to the Company's senior executives continue to be in the upper middle range of base compensation paid in the casino industry, particularly in light of the fact that each of these executives is eligible to receive discretionary performance bonuses, as are the rest of the Company's senior management personnel.

PERFORMANCE BONUSES

     The Company uses performance bonuses in its executive compensation packages to recognize the achievement of certain goals by the Company as a whole and to reward extraordinary performance by individual executives. In keeping with the Company's philosophy to award executives for the impact that their decisions have on the Company's and its subsidiaries' financial operations, the Company's policy has been to make a distinction in how it awards bonus compensation to its senior officers and to other members of its senior management staff. Performance bonus payments granted to senior executive officers have generally been linked to the net income earned by the Company. Bonus compensation awarded to the Company's other senior management personnel has generally been more closely aligned with the operating performance of the specific operating entity or subsidiary for which the individual primarily works and is based upon performance criteria related to that entity, usually measured at least in part by its operating earnings rather than by the net income earned by the Company as a whole. For Fiscal 1996 no performance bonuses were paid to senior executive corporate personnel, in view of the net corporate earnings during the fiscal year.

STOCK OPTIONS

     The third component of the Company's compensation package consists of the granting of stock options. Historically, the Company has relied heavily upon the grant of stock options as part of its executive compensation policy. The Company believes that the granting of stock options encourages its officers to achieve long-term goals and objectives that are consistent with results that benefit the Company's stockholders. In addition, in view of the entrepreneurial opportunities available to individual executives in the casino industry, the Company believes that the grant of an equity stake in the Company, in the form of stock options, is important in attracting and retaining key executives.

     As noted in its last annual report, the Compensation Committee last year granted significant stock options to the three senior executive officers of the Company. During Fiscal 1996 management recommended to the Compensation Committee a comprehensive option program for all senior managers and certain of the personnel at the several operating properties. In November 1995, the Compensation Committee approved these recommendations, as a result of which Peter Aranow and Steven Perskie were each granted 25,000 options as a part of this program. All of the options were awarded at exercise prices equal to the closing price of the Company's Common Stock on the date of the grant, and all were issued in conformity with the general policy of the Compensation Committee to provide a vesting schedule extending over a five year period from the date of the grant, in equal annual installments of twenty percent (20%).

COMPENSATION AWARDED TO THE CHIEF EXECUTIVE OFFICER

     In December, 1995, Howard Goldberg succeeded Edward Fishman as Chief Executive Officer of the Company. Edward Fishman remains as Chairman of the Board of Directors, and Mr. Goldberg continues to serve as President. As previously noted and for the reasons indicated, the compensation policies of the Company provided comparable compensation packages for the Chairman, Vice Chairman and President during Fiscal 1996, so this change in responsibility did not result in any changes in compensation for Mr. Goldberg or Edward Fishman. For Fiscal 1996 each of the three senior executive officers received base compensation of $500,000. No bonus or other form of incentive compensation was paid to any of the Company's three senior executive officers during Fiscal 1996.

                      THE COMPENSATION COMMITTEE
                      Marshall Geller (Chairman, as of March 31, 1996) Thomas Gallagher
                      Lee Seidler


                           COMPENSATION OF DIRECTORS

     During Fiscal 1996, directors who were not also full-time employees of the Company (Non-employee Directors) received compensation at an annual rate of $40,000, payable in quarterly installments (the 'Annual Fee'), and options for 22,500 shares of the Company's Common Stock exercisable at a price equal to the fair market value per share of Common Stock on the date of the grant, April 1, 1995 (the 'Annual Grant'). In addition, directors were paid an attendance fee of $500 for actual attendance at Board or Committee meetings and $250 for attendance by telephone at any such meetings. Fees for Committee meetings are limited to one fee per day, in addition to any fee for attendance at a Board meeting on that day. Committee Chairs also receive an additional fee of $3,500 per year (the 'Committee Chair Fee'). The Company reimburses the directors for reasonable expenses incurred in attending Board or Committee meetings.

     Effective October 1, 1996, the Company amended its compensation package for Non-employee Directors to reduce the Annual Fee to $25,000 and increase the Committee Chair Fee to $5,000; award a fair market value stock option grant for 22,500 shares on October 1, 1996, to the Non-employee Director nominees disclosed herein (Messrs. Cohen, Gallagher, Geller, Green, Masson, Seidler and
Webb); reduce the size of the Annual Grant of options from 22,500 options to 5,000 options; and reset the award date for Annual Grants to the date of election of directors at the Annual Meeting of Stockholders commencing with the 1997 Annual Meeting of Stockholders. The Company established in its stock-based compensation program for Non-employee Directors an initial grant of 22,500 stock options, exercisable at a price equal to the fair market value per share of Common Stock on the date of grant, for each director who initially joins the Board. Fifty percent (50%) of the October 1, 1996, option grant will vest as of the date of the grant, with the balance vesting upon the first re-election to the Board after completion of the first full year of service as a Director. Future Annual Grants will be immediately exercisable as of the date of the grant.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Marshall Geller, Thomas Gallagher and Lee Seidler. Mr. Geller was a director of Amerihost Properties, Inc. ('Amerihost') and the merchant banking firm with which Mr. Geller was previously affiliated, Golenberg & Geller, Inc. ('GGI'), served from February 1992 until May 1994 as a consultant to Amerihost for which it received a monthly retainer. Amerihost is a party to a joint venture agreement dated May 6, 1993, with the Company relating to the development and operation of a hotel and ancillary facilities adjacent to the landing for the Company's riverboat casino in Metropolis, Illinois (the 'Hotel Joint Venture'). For services that GGI rendered to Amerihost, including but not limited to its introduction of Amerihost and the Company and its efforts relating to the Hotel Joint Venture, Amerihost transferred, in 1994, a 12 1/2% interest from its share of the Hotel Joint Venture to GGI. Mr. Gallagher has never served as an officer of the Company or any of its subsidiaries. He is President and Chief Executive Officer of The Griffin Group, with which the Company has material business relationships. Mr. Gallagher is also President and Chief Executive Officer of GG&E which owns and operates a casino hotel in Atlantic City, New Jersey.

     The Company entered into a contract, dated July 18, 1995, with a subsidiary of GG&E, for the production of theater shows at the Players Island Resort. Under the contract, which expired on March 7, 1996, the Company paid an aggregate of $396,000.

     The Company is a party to a license (the 'Griffin License') with The Griffin Group, which is a company controlled by Mr. Merv Griffin. Pursuant to the Griffin License, Mr. Griffin acts as the public representative for all of the Company's riverboat and dockside casinos. In addition, Mr. Griffin provides other services, principally of a promotional nature. The Company's right to Mr. Griffin's services are exclusive in the riverboat and dockside casino industry, except that Mr. Griffin has the right to represent casinos of GG&E. GG&E currently has only one land-based casino in Atlantic City, New Jersey. Upon the closing of GG&E's previously announced merger with Sun International, Sun International will have the right to the services of Mr. Griffin with respect to Sun International's land-based casinos in Atlantic City, New Jersey, the Bahamas and Connecticut. In consideration of Mr. Griffin's services under the Griffin License, the Company, in 1992, issued to The Griffin Group a warrant to purchase
2.1 million shares of Common Stock an exercise price of $2.67 per share (on a split-adjusted basis). The warrant currently is outstanding and has not been exercised. In addition, the Griffin License requires the Company to pay annual fees to The Griffin Group for each riverboat casino complex equal to the greater of (i) $50,000 or (ii) an amount based upon a percentage of the respective casino's earnings per fiscal year before depreciation, interest and taxes ('EBDIT') for the year.

     Subsequent to the end of Fiscal 1996, the Company and The Griffin Group entered into an agreement to modify the Griffin License to reflect the extension of its terms to the Company's second riverboat casino in Lake Charles and its land-based casino in Mesquite effective as of the opening of each facility. The EBDIT fees that would have been payable with respect to these two additional facilities were replaced with one lump-sum payment of approximately $300,000 for Mr. Griffin's services at these facilities through the period ending December 31, 1996. The parties will mutually determine prior to that date whether, and if so, on what terms, the Griffin License will be extended beyond December 31, 1996.

                              CERTAIN TRANSACTIONS

     During the year ended March 31, 1996, the Company purchased approximately $1,052,000 of merchandise from Marketing Innovations International, Inc. ('MII'). Edward and David Fishman, along with their brother, Stanley Fishman (who resigned as a director of the Company effective March 31, 1994), own a majority of the common stock of MII. The Company expects to continue to purchase merchandise from MII. In the opinion of the Company, the merchandise purchased from MII, was acquired in arms'-length transactions at prices comparable to that which could have been obtained from unaffiliated vendors for comparable merchandise.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP was the Company's independent public accountant with respect to the consolidated financial statements of the Company and its subsidiaries during Fiscal 1996. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     All proposals that any stockholder of the Company desires to present at the Annual Meeting of Stockholders in 1997 and to have included in the next Board of Directors' proxy statement and form of proxy relating to that meeting must be received by the Company no later than June 30, 1997.

                        COST OF SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Meeting, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners. In addition to the mailing of proxy material, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, or by other persons who may be engaged to perform soliciting activities.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, C/O PLAYERS SERVICES, INC. AT 800 BILBO STREET, LAKE CHARLES, LOUISIANA 70601.

PROXY

                          PLAYERS INTERNATIONAL, INC.

        1300 ATLANTIC AVENUE, SUITE 800, ATLANTIC CITY, NEW JERSEY 08401

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of PLAYERS INTERNATIONAL, INC. (the 'Company') hereby appoints EDWARD FISHMAM, HOWARD GOLDBERG and PETER ARANOW, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of the Company at the Annual Meeting of Stockholders of the Company to be held on November 14, 1996 at 10:00 a.m. at Renaissance St. Louis Hotel - Airport, 9801 Natural Bridge Road, St. Louis, Missouri 63134, and any adjournment or postponement thereof, upon all subjects that may properly come before the Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 -- ELECTION OF DIRECTORS:

 / / FOR all nine nominees listed below.

 / / WITHHOLD AUTHORITY to vote for all nine nominees for director listed below.

 / / FOR all nine nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is(are) lined through.

     Nominees: Lawrence Cohen, Edward Fishman, Thomas E. Gallagher, Marshall S. Geller, Howard Goldberg, Jay M. Green, Charles M. Masson, Lee Seidler and Earl E. Webb.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' THE NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND THE ANNUAL REPORT AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

                                             Dated: _____________________ , 1996
                                                       (Complete Date)

                                             ___________________________________
                                                  (Stockholder's Signature)

                                             ___________________________________
                                                  (Stockholder's Signature)

                                             NOTE: Please mark, date and sign
                                             this proxy card and return it in
                                             the enclosed envelope. Please sign
                                             as your name appears below. If
                                             shares are registered in more than
                                             one name, all owners should sign.
                                             If signing in a fiduciary or
                                             representative capacity, please
                                             give full title and attach evidence
                                             of authority. Corporations please
                                             sign with full corporate name by a
                                             duly authorized officer and affix
                                             corporate seal.